Exhibit 10.1
THIRD AMENDMENT TO MORGANS LAS VEGAS, LLC
LIMITED LIABILITY COMPANY AGREEMENT
THIS THIRD AMENDMENT (“Amendment”) is made effective as of the 23rd day of September, 2008 (“Effective Date”), by and between MORGANS/LV INVESTMENT LLC, a Delaware limited liability company (“Morgans”), and ECHELON RESORTS CORPORATION, a Nevada corporation (“Boyd”). Morgans and Boyd may hereinafter be referred to singularly as a “Party” or “Member” or collectively as the “Parties” and the “Members”.
W I T N E S S E T H:
WHEREAS, Morgans and Boyd entered into a certain Limited Liability Company Agreement, dated January 3, 2006, for the formation of the Company (the “Original Agreement”).
WHEREAS, Morgans and Boyd amended the Original Agreement pursuant to that certain First Amendment to Morgans Las Vegas, LLC Limited Liability Company Agreement made effective as of May 15, 2006 (the “First Amendment”).
WHEREAS, Morgans and Boyd further amended the Original Agreement pursuant to that certain Second Amendment to Morgans Las Vegas, LLC Limited Liability Company Agreement made effective as of June 30, 2008 (the “Second Amendment” and together with the Original Agreement and the First Amendment, the “Operating Agreement”).
WHEREAS, the Members have jointly decided to delay the construction of the Hotels based upon credit market conditions and the availability of satisfactory financing.
WHEREAS, the Members desire to extend the Outside Start Date and make certain other modifications and amendments to the Operating Agreement.
NOW, THEREFORE, for and in consideration of the mutual promises of the Members and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members agree as follows:
A. Incorporation of Recitals/Definitions. The foregoing recitals are hereby incorporated herein and made a part hereof as if fully set forth herein. Unless specifically defined herein, all defined terms used in this Amendment shall have the same meanings as those set forth in the Operating Agreement.

B. Operative Amendments.
1. Revised Definitions
The following definitions of the Operating Agreement are hereby amended and restated in their entirety to read as follows:
“Outside Start Date” shall mean December 31, 2009.
2. New Definition
The following new definitions shall be added to the Operating Agreement:
“Early Termination Notice” shall mean a notice provided by either Morgans or Boyd as set forth in Section 4.03(c).
“Operating Agreement” or “Agreement” shall mean the Morgans Las Vegas, LLC Limited Liability Company Agreement, dated as of January 3, 2006, between Morgans and Boyd, as amended by the First Amendment to Morgans Las Vegas, LLC Limited Liability Company Agreement, dated as of May 15, 2006; the Second Amendment to Morgans Las Vegas, LLC Limited Liability Company Agreement, dated as of June 30, 2008; and the Third Amendment.
“Third Amendment” shall mean the Third Amendment to Morgans Las Vegas, LLC Limited Liability Company Agreement, dated as of September 23, 2008.
3. Modifications to Operating Agreement; Outside Start Date
Section 4.03 is hereby deleted in its entirety and replaced with the following:
“Section 4.03 Modifications to Operating Agreement; Outside Start Date.
(a) As soon as practicable after the date hereof and in any event prior to the Contribution Date, the Members shall seek to agree upon modifications to this Agreement (to be approved by each Member, in its sole and absolute discretion) to provide for (i) a reduced Percentage Interest for each Member in the Company (and in connection therewith, the Members may elect to obtain additional third party equity to cover any shortfall in the required equity for the Project as a result of such reduction), (ii) a reduction in Morgans’ Capital Commitment, and in Morgans’ and Boyd’s respective Capital Contribution obligations, to an amount equal to (x) Morgans’ and Boyd’s pro rata share of

Predevelopment Costs incurred by the Company through the date of the Third Amendment pursuant to the Predevelopment Budgets previously approved by Morgans and Boyd, together with the payments made pursuant to Section 6(a) and Section 6(b) of the Third Amendment, plus (y) Morgans’ and Boyd’s pro rata share of Predevelopment Costs incurred by the Company from October 1, 2008 through December 31, 2009 pursuant to the new Predevelopment Budget as described in Section 7 of the Third Amendment, plus (z) such additional amounts (if any) as may be determined by each of Morgans and Boyd in their sole discretion, respectively, (iii) such other amendments to this Agreement that either Member deems appropriate as a result of such reductions. In amplification and not in limitation of the foregoing, and notwithstanding anything to the contrary in this Agreement, the definition of Morgans Capital Commitment set forth in Section 1.01 of this Agreement, and the Capital Contribution amounts and requirements of each Member as set forth in Section 5.01(b) and 5.01(c) of this Agreement, shall be null, void and of no further force or effect unless and until the Members mutually agree upon amendments to such provisions as described in the preceding sentence.
(b) Notwithstanding anything to the contrary contained herein, if for any reason (i) the Contribution Date has not occurred on or prior to the Outside Start Date (including as a result of the issuance of an Early Termination Notice) or (ii) the Members have not, upon the occurrence of the Outside Start Date, amended this Agreement in writing to reduce their Percentage Interests, and to make such other amendments to this Agreement as provided in Section 4.03(a), either Member may dissolve the Company. Upon such dissolution (or dissolution pursuant to Section 4.03(c) below), this Agreement shall terminate, and neither Member shall have any claim against the other Member for any costs or expenses incurred or spent as of such dissolution date, including but not limited to the Predevelopment Costs funded by such Member and any other such pursuit costs incurred by such Member nor shall either Member have any other liability or obligation to each other of any kind pursuant to this Agreement except for (i) any costs or expenses incurred by the Company or Members prior to such dissolution date, that have not been the subject of a funded Capital Call Notice, to the extent such costs and expenses are consistent with the Predevelopment Budget, and (ii) any obligations or liabilities that expressly survive the termination of this Agreement as provided in this Section 4.03.
(c) Either Member may also dissolve the Company and terminate this Agreement prior to the Outside Start Date, for any reason in its sole discretion, upon twenty (20) days prior written notice to the other Member with a reference to this Section 4.03(c) (an “Early Termination Notice”).
(d) In the event of any dissolution of the Company and termination of this Agreement by either Member pursuant to this Section 4.03 following the passage of the Outside Start Date or upon the issuance of an Early Termination Notice by Morgans or Boyd, then neither Party shall be entitled to the use or ownership of any plans, specifications, drawings, reports, test results or other materials prepared by or on behalf of the Company with respect to the Project, without the prior written consent of the other Party. Each Party unconditionally and irrevocably waives and releases all claims against the other Party arising in connection with such dissolution and termination, including (without limitation) any claims alleging a failure of the other Party to negotiate in good faith; provided, however, nothing contained herein shall relieve the Members’ obligations to fund or reimburse amounts provided for under the Predevelopment Budget as of such dissolution or termination date or otherwise provided under Section 4.03(b) above. The provisions of this Section 4.03 shall survive the dissolution of the Company or the termination or expiration of this Agreement.”
4. Section 5.09 and the Deposit
Section 5.09 is hereby deleted in its entirety. Contemporaneously with the execution and delivery of this Third Amendment, Boyd shall return to Morgans by wire transfer (x) the Deposit in the amount of $30,000,000, plus (y) fifty percent (50%) of the interest earned on the Deposit through September 21, 2008, in the amount of $1,047,645.54, less the $1,541,714 amount described in Section 6(d) hereof. Boyd shall retain fifty percent (50%) of the interest earned on the Deposit. Morgans and Boyd agree that this reimbursement constitutes a complete and final release and satisfaction of each Member’s obligations related to or arising from the Deposit, provided that (a) each Member is responsible for all income taxes payable in respect of its portion of such interest on the Deposit, and (b) Boyd shall promptly wire to Morgans (or Morgans shall be entitled to a credit in the Company’s records for) fifty percent (50%) of all interest accrued on the Deposit in Boyd’s account after September 21, 2008.
5. Additional Modifications
(a) The following provisions of the Operating Agreement are hereby deleted from the Operating Agreement: (i) Definition of “Construction Loan Guaranty”; (ii) Second sentence of definition of “Cost Overruns”; (iii) “Echelon Place Cost Overrun”; (iv) Section 4.01; (v) Section 5.01(b) and 5.01(c); (vi) Section 5.02; (vii) Section 5.06(a) and Exhibit K; (viii) Section 9.03; and (ix) Section 9.06.
(b) The letter agreement between Morgans and Boyd dated May 15, 2006 is hereby terminated and is null, void and of no further force or effect.
6. Certain Payments
(a) Morgans and Boyd hereby approve, and agree to fund, a Capital Call in the aggregate amount of $3,946,009 in respect of certain pre-development costs identified in a letter from Boyd to Morgans dated September 12, 2008 (the “9/12/08 Invoice”). Morgans and Boyd agree that the payment of such Capital Call by both Parties is reflected in the net payment from Boyd to Morgans set forth in Section 6(d) below, and such net payment constitutes a complete and final release and satisfaction of Morgans’ obligations, and the Company’s obligations to Boyd, related to or arising from the 9/12/08 Invoice and the costs described therein. Boyd shall pay all costs set forth in the

9/12/08 Invoice by the date fifteen (15) business days after the later of (x) the date of this Amendment, or (y) receipt of an invoice for the applicable cost, and Boyd shall have no further claim against Morgans or the Company for the costs described in the 9/12/08 Invoice or any costs for similar or related items unless specifically set forth in the revised Predevelopment Budget described in Section 7 hereof. Morgans and Boyd shall each receive Capital Contribution credit for fifty percent (50%) of the amount of the Capital Call described in this Section 6(a).
(b) Morgans and Boyd further approve, and agree to fund, a Capital Call in the aggregate amount of $862,581 in respect of certain close-out obligations to third parties and reimbursable expenses paid or to be paid by Morgans on behalf of the Company, as provided by Morgans to Boyd in a schedule dated September 22, 2008 (the “9/22/08 Invoice”). Morgans and Boyd agree that the payment of such Capital Call by both parties is reflected in the net payment set forth in Section 6(d) below, and such net payment constitutes a complete and final release and satisfaction of Boyd’s obligations, and the Company’s obligation to Morgans, related to or arising from the 9/22/08 Invoice and the costs described therein. Morgans shall pay all costs set forth in the 9/22/08 Invoice by the date fifteen (15) business days after the later of (x) the date of this Amendment, or (y) receipt of an invoice for the applicable cost and Morgans shall have no further claim against Boyd or the Company for the costs described in the 9/22/08 Invoice or any costs for similar or related items unless specifically set forth in the revised Predevelopment Budget described in Section 7 hereof. Morgans and Boyd shall each receive Capital Contribution credit for fifty percent (50%) of the amount of the Capital Call described in this Section 6(b).
(c) The amounts described in this Section 6 represent a complete, final and binding determination of all unpaid Predevelopment Costs incurred by or on behalf of the Company through September 30, 2008.
(d) The wire transfer from Boyd to Morgans of $31,047,645.54 shall be reduced by $1,541,714, for a total net payment of $29,505,931.54, which represents the net amount payable by Boyd to Morgans after taking into account certain outstanding Capital Call amounts owed by Boyd and Morgans to the Company and certain amounts owed by the Company to each of Boyd and Morgans, and which calculations have been approved in writing by Boyd and Morgans.
7. Predevelopment Budget
Morgans and Boyd agree that, notwithstanding anything to the contrary contained in the Operating Agreement, each Member shall fund fifty percent (50%) of the Predevelopment Costs (which fifty percent (50%) amount shall not exceed $418,713.84 for each Member) set forth in the revised 9/19/08 Predevelopment Budget covering the period from October 1, 2008 through December 31, 2009, which Predevelopment Budget is hereby approved by the Parties and supersedes any prior Predevelopment Budget. The amounts set forth in such revised Predevelopment Budget shall be funded pursuant to Capital Calls issued in accordance with the terms of the Operating Agreement; provided, however, the Members agree that any amounts required to be funded by either Member pursuant to any pending or future Capital Call Notice shall be netted against any funds required to be paid to any such Member (or its affiliates) by the other Member or the Company in respect of the cost items described in such Capital Call Notice, such that the Members shall only be required to fund a Capital Call if and to the extent that the amount to be reimbursed to such Member for cost items described in such Capital Call Notice is less than fifty percent (50%) of the amounts requested in the Capital Call Notice.
8. Exhibit “E”
The Members agree that notwithstanding anything to the contrary contained in the Operating Agreement, as amended herein, and to the extent not otherwise prohibited, neither Member is permitted to act unilaterally with respect to the following, which shall be a Joint Decision effective the date of this Third Amendment, and added as (v) to Exhibit “E” of the Operating Agreement.
“(v) Entry by the Company, or any of the Members on behalf of the Company, into any agreement or commitment inconsistent with the Predevelopment Budget, as revised by the Third Amendment, or which would otherwise require funding by any Member in excess of such revised Predevelopment Budget.”
C. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be the same document. The provisions of this Amendment shall survive any termination or dissolution of the Company.
D. No Other Amendments. Except as specifically amended hereby, all of the other terms and conditions of the Operating Agreement remain in full force and effect in accordance with its terms.
E. Governing Law. All questions concerning the construction, validity, and interpretation of this Amendment will be governed by and construed in accordance with the internal law (and not the law of conflicts) of Delaware.
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IN WITNESS WHEREOF, the Parties have executed this Amendment as of the day and year first above set forth.

MORGANS/LV INVESTMENT LLC
By:	Morgans Group LLC

	By:	/s/ Marc Gordon
	Name:	Marc Gordon
	Title:	Chief Investment Officer and Executive Vice President, Capital Markets

ONLY TO THE EXTENT NECESSARY TO GIVE EFFECT TO THIS AMENDMENT: Morgans Hotel Group Co.
By:	/s/ Marc Gordon
Name:	Marc Gordon
Title:	Chief Investment Officer and Executive Vice President, Capital Markets

[Signatures Continue on Next Page]

[Signatures Continued]

ECHELON RESORTS CORPORATION
By:	/s/ Robert Boughner
Name:	Robert Boughner
Title:	President

ONLY TO THE EXTENT NECESSARY TO GIVE EFFECT TO THIS AMENDMENT: BOYD GAMING CORPORATION
By:	/s/ Paul J. Chakmak
Name:	Paul J. Chakmak
Title:	EVP & COO